UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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CORD BLOOD AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders of Cord Blood America, Inc.:

As you know, on April 9, 2015 Cord Blood America, Inc. (the “Company”) announced the $0.724 million preferred equity investment by Red Oak Partners LLC and affiliates (collectively “Red Oak”), the proceeds of which have been used to prepay part of the Tonaquint debt obligation. In combination with the Company’s prior payments using cash from operations, this leaves the current balance at approximately $1.4 million, relieving almost a full year of payment obligations which could have been challenging to meet, and positioning the Company in a far more favorable place with respect to how it can approach growth and value-enhancing opportunities.

Previously, we set a Special Meeting of Shareholders (the “Special Meeting”), with Proposal No. 1 to be decided at the Special Meeting as follows: “TO AUTHORIZE THE FILING OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO FIX AUTHORIZED CAPITAL AT 2,895,000,000 CAPITAL SHARES, OF WHICH 5,000,000 SHARES SHALL BE SHARES OF PREFERRED STOCK, AND 2,890,000,000 SHARES SHALL BE SHARES OF COMMON STOCK.” We adjourned the Special Meeting to provide you, the shareholder, with additional time to review the Red Oak transaction and make an informed vote regarding the increase in common shares. The Special Meeting is now set for May 7th, 2015, at 10:30 a.m. Pacific Time, to be held at the Company’s offices, located at 1857 Helm Drive, Las Vegas, NV 89119.

IT IS IMPORTANT FOR YOU TO READ THE ENCLOSED PROXY SUPPLEMENT AND VOTE ON THE ENCLOSED PROXY CARD.

The Directors of CBAI unequivocally continue to support a “FOR” vote to increase the authorized shares.  In fact, we believe the reasons to vote “FOR” this transaction become even more compelling with the announcement of Red Oak’s investment than when we first made public our intentions in January 2015 to seek an increase in the authorized number of common shares.

THE EQUITY INVESTMENT MADE BY RED OAK PARTNERS, LLC, IN ADDITION TO THEIR REPRESENTATION ON OUR BOARD, WILL REDUCE OUR DEBT AND ALLOW US TO FOCUS ON LONG TERM GROWTH AND SHAREHOLDER VALUE.

We believe it is important to address some key questions you may have:

If the shareholder vote is successful and the authorized shares are approved, will all of these shares immediately be issued and dilute common stockholders?

NO.  Only the Board can authorize any issuance (should these shares be approved).  If the authorized shares are approved, then the Board and Company will have a newly authorized pool of shares from which to consider issuing equity in the future.  However, other than the automatic conversion of Red Oak’s preferred stock into common stock, as described herein, the common shares issued and outstanding shall NOT change until the Board approves such issuances.

Does the Board intend to issue the shares, if approved, immediately?

NO.  The Board now consists of five directors, three of whom are new and independent from management.  New members – all from Red Oak - bring strong public company financial and board experience and are aligned with shareholders given Red Oak’s equity ownership.  The Board does not have any specific plan to issue shares today and does not intend to blindly dilute shareholders.  The Board hopes to have the ability to access a pool of authorized shares prudently and as needed to run the business, inclusive of pursuing an acquisition and growth strategy which it believes can increase per share value.

If we approve increasing the authorized shares by 2,000,000,000 so that the new authorized number is 2,890,000,000 common shares, does this mean Red Oak will own 29.979% of the 2,890,000,000 authorized shares?

NO.  Red Oak will own 29.979% of the then-ISSUED and OUTSTANDING (not AUTHORIZED) shares.  Should shareholders approve the proposed increase to the authorized shares, Red Oak would be required to convert all of its preferred shares into 381,052,632 newly issued common shares, which would result in 890,000,000 + 381,052,632 = 1,271,052,632 ISSUED shares outstanding.  This is a fixed amount of shares at conversion, not a floating conversion that historically caused further unpredictable amounts of dilution as determined in previously entered into convertible debenture agreements. Red Oak’s ownership would represent the same 29.979% of common as it currently does under its preferred shares owned.  There would remain 1,618,947,368 authorized but UN-issued common shares available for potential issuance, such as for acquisitions.

Why is the Board seeking to approve the authorization of just over two hundred percent of the number of existing shares?

We have executed on initiatives which we believe benefit shareholders; we settled a difficult lawsuit with Tonaquint, we then addressed an onerous settlement payment schedule with Tonaquint.  Now, we have new investors who are active at the Board level, and with a healthier balance sheet we are able to consider growth initiatives which, although previously available to us, we were not able to reasonably fund or pursue.  We now believe we can increase value with certain investments in growth.  High insider ownership aligns us to not wish to recklessly spend, but rather utilize sound business judgment to close on special opportunities as they arise.  Due to our low market capitalization, the new authorized shares would reflect approximately $6.2 million in added value based on the current share price (as of the date this form has been printed), and it is possible that we may identify one or several growth opportunities which could require this size equity investment (over a few years or potentially less).  The Board has experience in executing acquisitions, significant ownership in the company and alignment with shareholders, and is asking that shareholders vote to approve the authorized share increase so that it has adequate purchasing power, should it need it, to execute its growth strategy while recognizing it is also possible that a majority of these shares may not be issued for many years, or ever.

Does the Board intend to issue a large number of newly authorized shares to insiders?

NO.  Since 2012, there have been NO new insider grants.  The newly populated Board has created a new Compensation Committee (as well as new Audit and Nominating & Governance committees) of which duties shall include periodic review of compensation and incentive programs.   The Board expects to review management alignment and incentives and could create plans including an employee option or share plan or certain sales of restricted stock to management at market prices.  However, any approved incentive plans or share or option issuances shall be approved at an arm’s length basis (from management) by Directors who are independent from management, including by Directors who are employed with Red Oak and whose value (in its investment in CBAI) would be reduced by unreasonable compensation or issuances made to management.  The Board believes that this reflects reasonable checks and balances necessary to mitigate conflicts of interest.  Further, the Board does not intend to issue any shares to Directors in at least the first year.  However, over time the Board may seek to grow and consider established and qualified candidates to help with its growth strategy, and reserves the right to issue shares to Directors as part of this effort or as the Company’s EBITDA per share grows (ensuring shareholders are seeing per share EBITDA growth).  The Board has established compensation for non-management Directors of $5,000 per year plus $1,000 per year for the Chairman of the Nominating & Governance Committee (currently Adrian Pertierra), $2,000 per year for the Chairman of the Compensation Committee (currently Tim McGrath), $3,000 per year for the Chairman of the Audit Committee (currently Anthony Snow), and $4,000 per year for the Chairman of the Board (currently David Sandberg).  David Sandberg, the Chairman of the Board, has informed the Board that he will waive all Board compensation for 2015 due to him.

If the increase in authorized shares is approved and the Board then issues a significant number of shares as part of various transactions, could Red Oak’s common share ownership be diluted?

YES.

If the increase in authorized shares is not approved, how can Red Oak achieve a return on its investment and does this cause a conflict of interest either regarding shareholders’ best interests or vs. Red Oak’s investment strategy?

Red Oak’s investment strategy is to provide capital to stabilize what it believes to be an otherwise healthy business which has been previously unable to optimize its value due to dilutive debt which drove significant share dilution, litigation related to such debt, and onerous payment schedules related to the settlement terms of such litigation.  Red Oak will own 29.979% of the equity value realized upon a sale of the company, absent any other share issuances, regardless of whether it holds preferred or common shares.  Red Oak recognizes it cannot sell the preferred shares in the open market, but this does not necessarily mean they are entirely illiquid.  The investment was made from internal Funds which do not have “end” lives (such as seven year private equity funds), and Red Oak has other investments in micro cap public companies which span greater than seven years.  Red Oak can achieve value by selling its preferred shares or upon a sale, further noting that Red Oak has not had any talks about a sale with anyone to this point.  Red Oak’s stated position is to convert its preferred shares into common and further invest in the business to create increased shareholder value.

How Can I Vote Without Attending the Special Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Special Meeting:

● Submit your proxy by Internet.  You can submit your proxy via the Internet. The website address for Internet voting is www.proxyvote.com and is provided on your Cord Blood proxy card. You will need to use the control number appearing on your Cord Blood proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2015.  Internet voting is available 24 hours a day. If you submit your proxy via the Internet you do NOT need to submit a proxy by telephone or return a proxy card.

● Vote by Telephone.  You will also be able to submit your proxy by telephone by calling (800) 454-8683, which is the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to submit your proxy by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on May 6, 2015. Telephone voting is available 24 hours a day. If you submit your proxy by telephone you do NOT need to submit a proxy over the Internet or return a proxy card.

● Vote by Mail.   You can submit your proxy by marking, dating and signing the Proxy Card, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

Proxies should not be sent by the stockholder to the Company. Please instead use the pre-addressed, postage-paid envelope that is provided.

If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

How do I vote if I never received a proxy card and do not have my control number?

If you hold your shares through a bank or broker in street name and need assistance in receiving your control number to vote, please contact our proxy solicitor, InvestorCom, Inc. at (877) 972-0090.

If I Voted Previously and Now Want to Make a Change, How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Special Meeting by either:

● Submitting another timely, later-dated proxy by Internet, telephone or mail;
● Delivering timely written notice of revocation to our Company’s Corporate Secretary, Cord Blood America, Inc., 1857 Helm Drive, Las Vegas, NV 89119; or
● Attending the Special Meeting and voting in person.

Street name shareholders can change their vote by going to the website www.proxyvote.com or calling (800) 454-8683 and entering your control number in order to change your vote.

We recognize that it has been a bumpy ride for CBAI and its shareholders over these past several years.  Difficult terms on prior debt caused significant dilution, and the steps required to resolve the debt also led to litigation and a challenging settlement payment schedule.  Due to our small size we were unable to spend in line with much of our competition, as we spent time unwinding unprofitable investments and aligned revenues with expenses knowing that the company could ill afford additional convertible debenture agreements for purposes of working capital.  We were unable to maximize growth opportunities which were otherwise visible to us.  The Company’s weak financial position also made it vulnerable to competitors or others who might try to take control of the Company for their potential benefit rather than for the purpose of optimizing value for our shareholders.

In spite of those challenges, the Company has reorganized by divesting itself of money losing subsidiaries/affiliates, built a quality operational platform with the necessary accreditations for growth, been producing cash from operations since the second quarter of 2012, and achieved just over a 13% revenue increase in the year ending 2014 versus 2013.  The recent investment by Red Oak has further advanced our progress by meaningfully alleviating the burden of the Tonaquint settlement payment schedule, has brought in experienced Directors to a Board now populated by a majority of Directors independent from management, and allows us to – for the first time in a long time – consider ways to grow both organically and via mergers and acquisitions.  It is an exciting time for us, but the Board does require a pool of authorized shares to allow it to comfortably operate the business and execute on pursuits for growth.  Because the Board has significant ownership in the Company, it believes it is aligned with respect to not wanting to see unreasonable share issuances, and it is possible that a large number of the authorized shares are not issued for years, if ever – particularly if we cannot close on certain growth related investments or if we are able to structure such investments in ways – including cash down, new debt, seller notes, earnout notes, etc. – which may require fewer shares to be issued.

The Directors of CBAI ask for your “FOR” vote on May 7, 2015 for these reasons.

Sincerely,

Date: April 22, 2015	By:	/s/David Sandberg
David Sandberg,
Chairman of the Board

Date: April 22, 2015	By:	/s/Joseph Vicente
Joseph Vicente,
President

IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR PROXY CARD, OR NEED ADDITIONAL COPIES OF OUR PROXY MATERIALS, PLEASE CALL OUR PROXY SOLICITOR, INVESTORCOM, INC., AT THE PHONE NUMBERS LISTED BELOW:

InvestorCom, Inc.
65 Locust Avenue, New Canaan, CT 06840
Telephone: (203) 972-9300
Toll Free (877) 972-0090
Fax: (203) 966-6478
E-mail:  info@investor-com.com